The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 31, 2020.

Preliminary Pricing Supplement No. T1758
To the Underlying Supplement dated April 19, 2018,
Product Supplement No. I-B dated June 30, 2017,
Product Supplement No. I–C dated June 30, 2017

Prospectus Supplement dated June 30, 2017 and
Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 January 31, 2020
Financial Products
$ Autocallable Securities due February 28, 2025 Linked to the Performance of the Lowest Performing of Three Underlyings
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.

•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below.

•	If the securities are not automatically redeemed and a Knock-In Event has not occurred, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 multiplied by the sum of one plus the Contingent Return.

•	If the securities have not been automatically redeemed and a Knock-In Event has occurred, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. You could lose your entire investment.

•	Senior unsecured obligations of Credit Suisse maturing February 28, 2025. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about February 25, 2020 (the “Trade Date”), and the securities are expected to settle on or about February 28, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $963.75 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $41.25 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $930 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

February    , 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement. For more information on the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, expected Knock-In Level and Trigger Level (each level to be determined on the Trade Date):
	Underlying	Ticker	Initial Level	Knock-In Level	Trigger Level
	S&P 500® Index	SPX <Index>		(Approximately 60% of Initial Level)	(100% of Initial Level)
	VanEck Vectors® Gold Miners ETF	GDX UP <Equity>		(Approximately 60% of Initial Level)	(100% of Initial Level)
	SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP UP <Equity>		(Approximately 60% of Initial Level)	(100% of Initial Level)
Automatic Redemption:	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date. Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments on the securities will be made.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its Trigger Level.
Automatic Redemption Premium:

For each $1,000 principal amount of securities you hold:

• Expected to be at least $130 (to be determined on the Trade Date) if a Trigger Event occurs on the first Trigger Observation Date

• Expected to be at least $162.50 (to be determined on the Trade Date) if a Trigger Event occurs on the second Trigger Observation Date

• Expected to be at least $195 (to be determined on the Trade Date) if a Trigger Event occurs on the third Trigger Observation Date

• Expected to be at least $227.50 (to be determined on the Trade Date) if a Trigger Event occurs on the fourth Trigger Observation Date

• Expected to be at least $260 (to be determined on the Trade Date) if a Trigger Event occurs on the fifth Trigger Observation Date

• Expected to be at least $292.50 (to be determined on the Trade Date) if a Trigger Event occurs on the sixth Trigger Observation Date

• Expected to be at least $325 (to be determined on the Trade Date) if a Trigger Event occurs on the seventh Trigger Observation Date

• Expected to be at least $357.50 (to be determined on the Trade Date) if a Trigger Event occurs on the eighth Trigger Observation Date

• Expected to be at least $390 (to be determined on the Trade Date) if a Trigger Event occurs on the ninth Trigger Observation Date

• Expected to be at least $422.50 (to be determined on the Trade Date) if a Trigger Event occurs on the tenth Trigger Observation Date

• Expected to be at least $455 (to be determined on the Trade Date) if a Trigger Event occurs on the eleventh Trigger Observation Date

• Expected to be at least $487.50 (to be determined on the Trade Date) if a Trigger Event occurs on the twelfth Trigger Observation Date

• Expected to be at least $520 (to be determined on the Trade Date) if a Trigger Event occurs on the thirteenth Trigger Observation Date

• Expected to be at least $552.50 (to be determined on the Trade Date) if a Trigger Event occurs on the fourteenth Trigger Observation Date

• Expected to be at least $585 (to be determined on the Trade Date) if a Trigger Event occurs on the fifteenth Trigger Observation Date

• Expected to be at least $617.50 (to be determined on the Trade Date) if a Trigger Event occurs on the sixteenth Trigger Observation Date

Contingent Return:	Expected to be 65.00% (to be determined on the Trade Date)
Redemption Amount:	At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor:

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•     If a Knock-In Event has not occurred, the Security Performance Factor will equal the Contingent Return.

The maximum payment on the securities, assuming a Contingent Return of 65.00% (to be determined on the Trade Date), is expected to be $1,650 per $1,000 principal amount of securities.

•     If a Knock-In Event has occurred, the Security Performance Factor will equal the Underlying Return of the Lowest Performing Underlying.

If the securities are not automatically redeemed prior to maturity and a Knock-In Event has occurred, the Security Performance Factor will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.

Underlying Return:	For each Underlying, an amount calculated as follows:
Final Level – Initial Level Initial Level
The Underlying Return for any Underlying will be negative if its Final Level is less than its Initial Level.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Knock-In Event:	A Knock-In Event has occurred if the Final Level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	February 25, 2025, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	February 28, 2025, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

CUSIP:	22551NLY0
Key Dates:	Each Trigger Observation Date and Automatic Redemption Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
	Trigger Observation Dates	Automatic Redemption Dates
	February 23, 2021	February 26, 2021
	May 25, 2021	May 28, 2021
	August 25, 2021	August 30, 2021
	November 23, 2021	November 29, 2021
	February 23, 2022	February 28, 2022
	May 25, 2022	May 31, 2022
	August 24, 2022	August 29, 2022
	November 22, 2022	November 28, 2022
	February 23, 2023	February 28, 2023
	May 24, 2023	May 30, 2023
	August 23, 2023	August 28, 2023
	November 22, 2023	November 28, 2023
	February 23, 2024	February 28, 2024
	May 22, 2024	May 28, 2024
	August 23, 2024	August 28, 2024
	November 25, 2024	November 29, 2024

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplements dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Product Supplement No. I–C dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the accompanying underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The tables and examples assume that (i) for each Underlying, the Trigger Level is 100% of the Initial Level of such Underlying, (ii) the Automatic Redemption Premiums are $130, $162.50, $195, $227.50, $260, $292.50, $325, $357.50, $390, $422.50, $455, $487.50, $520, $552.50, $585 and $617.50 for the first, second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth and sixteenth Trigger Observation Dates respectively, (iii) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying and (iv) the Contingent Return is 65.00%. The actual Trigger Levels, Automatic Redemption Premiums, Knock-In Levels and Contingent Return will be determined on the Trade Date.

The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Trigger Level on any Trigger Observation Date, (b) the Final Level of each Underlying and (c) whether a Knock-In Event has occurred. It is not possible to predict whether a Trigger Event or a Knock-In Event will occur, and in the event that the securities are not automatically redeemed and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and the examples below have been rounded for ease of analysis.

TABLE 1: The securities are not automatically redeemed.

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount
100%	65.00%	$1,650
90%	65.00%	$1,650
80%	65.00%	$1,650
70%	65.00%	$1,650
60%	65.00%	$1,650
50%	65.00%	$1,650
40%	65.00%	$1,650
30%	65.00%	$1,650
20%	65.00%	$1,650
10%	65.00%	$1,650
0%	65.00%	$1,650
−10%	65.00%	$1,650
−20%	65.00%	$1,650
−30%	65.00%	$1,650
−40%	65.00%	$1,650
−41%	−41%	$590
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$130	$1,130
Second Trigger Observation Date	$162.50	$1,162.50
Third Trigger Observation Date	$195	$1,195
Fourth Trigger Observation Date	$227.50	$1,227.50
Fifth Trigger Observation Date	$260	$1,260
Sixth Trigger Observation Date	$292.50	$1,292.50
Seventh Trigger Observation Date	$325	$1,325
Eighth Trigger Observation Date	$357.50	$1,357.50
Ninth Trigger Observation Date	$390	$1,390
Tenth Trigger Observation Date	$422.50	$1,422.50
Eleventh Trigger Observation Date	$455	$1,455
Twelfth Trigger Observation Date	$487.50	$1,487.50
Thirteenth Trigger Observation Date	$520	$1,520
Fourteenth Trigger Observation Date	$552.50	$1,552.50
Fifteenth Trigger Observation Date	$585	$1,585
Sixteenth Trigger Observation Date	$617.50	$1,617.50

Example 1: The closing level of each Underlying on the first Trigger Observation Date is equal to or greater than its Trigger Level.

Underlying	Closing level on the first Trigger Observation Date	Closing levels on the second through sixteenth Trigger Observation Dates	Final Level
SPX	105% of Initial Level	N/A	N/A
GDX	103% of Initial Level	N/A	N/A
XOP	100% of Initial Level	N/A	N/A

Since the closing level of each Underlying is equal to or greater than its Trigger Level on the first Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Trigger Observation Date:

= $1,000 + $130 = $1,130

Example 2: The securities are not automatically redeemed on the first Trigger Observation Date and the closing level of each Underlying on the second Trigger Observation Date is equal to or greater than its Trigger Level.

Underlying	Closing level on the first Trigger Observation Date	Closing level on the second Trigger Observation Date	Closing level on the third through sixteenth Trigger Observation Dates	Final Level
SPX	95% of Initial Level	105% of Initial Level	N/A	N/A
GDX	90% of Initial level	103% of Initial Level	N/A	N/A
XOP	80% of Initial Level	100% of Initial Level	N/A	N/A

Since the closing level of each Underlying is equal to or greater than its Trigger Level on the second Trigger Observation Date, and the securities were not previously subject to an automatic redemption, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Trigger Observation Date:

= $1,000 + $162.50 = $1,162.50

Example 3: The securities are not automatically redeemed; the Final Level of an Underlying is equal to or greater than the Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
SPX	Various (all less than Trigger Level)	95% of Initial Level
GDX	Various (all less than Trigger Level)	80% of Initial Level
XOP	Various (all less than Trigger Level)	70% of Initial Level

Since the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Security Performance Factor will equal the Contingent Return of 65.00%.

Security Performance Factor	=	Contingent Return
	=	65.00%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.65
	=	$1,650

Example 4: The securities are not automatically redeemed; the Final Level of an Underlying is less than its respective Knock-In Level.

Underlying	Closing level on each Trigger Observation Date	Final Level
SPX	Various (all less than Trigger Level)	105% of Initial Level
GDX	Various (all less than Trigger Level)	60% of Initial Level
XOP	Various (all less than Trigger Level)	30% of Initial Level

Since the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred.

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in any appreciation of any such Underlying and will be exposed to the depreciation in the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	=	Underlying Return of the Lowest Performing Underlying
	=	−70%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.30
	=	$300

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying is zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of any Underlying as of the Trade Date. The volatility of the Underlyings can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Trigger Observation Date or (ii) the Contingent Return, as set forth in “Key Terms” herein, regardless of any appreciation in the Underlyings, which may be significant. If a Trigger Event has not occurred and a Knock-In Event has not occurred, for each $1,000 principal amount of securities, you will receive at maturity a cash payment of $1,000 multiplied by the sum of one plus the Contingent Return. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL FOR EACH UNDERLYING AND BY WHETHER A KNOCK-IN EVENT HAS OCCURRED — The return on the securities will be affected by the Knock-In Level for each Underlying and by whether a Knock-In Event has occurred. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will receive less than your principal amount at maturity.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE VANECK VECTORS® GOLD MINERS ETF AND THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF — Although shares of the VanEck Vectors® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each “Reference Fund”) are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of each Reference Fund or that there will be liquidity in the trading market. Each Reference Fund is subject to management risk, which is the risk that each Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Reference Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by each Reference Fund. Any of these actions could adversely affect the price of the shares of each Reference Fund and consequently the value of the securities. For additional information on each Reference Fund, see “The Underlyings” herein.

•	THE PERFORMANCE AND MARKET VALUE OF EACH REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Reference Fund will generally invest in all of the equity securities included in the index tracked by each Reference Fund, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where each Reference Fund’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that such investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of each Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Reference Fund may differ from the net asset value per share of each Reference Fund.

During periods of market volatility, securities held by each Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of each Reference Fund and the liquidity of each Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Fund. As a result, under these circumstances, the market value of shares of each Reference Fund may vary substantially from the net asset value per share of each Reference Fund. For these reasons, the performance of each Reference Fund may not correlate with the performance of the Tracked Index. For additional information on each Reference Fund, see “The Underlyings” herein.

•	THE STOCKS INCLUDED IN EACH REFERENCE FUND ARE CONCENTRATED IN ONE PARTICULAR SECTOR — All of the stocks included in each Reference Fund are issued by companies in a single sector. As a result, the stocks that will determine the performance of each Reference Fund are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by each Reference Fund, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

•	FOREIGN SECURITIES MARKETS RISK — Some or all of the assets included in VanEck Vectors® Gold Miners ETF are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the VanEck Vectors® Gold Miners ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors® Gold Miners ETF, and therefore the performance of the VanEck Vectors® Gold Miners ETF and the value of the securities.

•	CURRENCY EXCHANGE RISK — Because the prices of the equity securities included in the VanEck Vectors® Gold Miners ETF are converted into U.S. dollars for purposes of calculating the level of the VanEck Vectors® Gold Miners ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the VanEck Vectors® Gold Miners ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the VanEck Vectors® Gold Miners ETF, the level of the VanEck Vectors® Gold Miners ETF and the value of the securities.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Funds or instruments related to the Underlyings.

We or our affiliates may also trade in the Reference Funds or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of the Underlyings, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industries tracked by the Reference Funds;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Funds or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Reference Funds or the assets that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Funds or the assets that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Funds. However, an adjustment will not be required in response to all events that could affect the Reference Funds. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The S&P 500® Index

For more information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” accompanying underlying supplement.

The VanEck Vectors® Gold Miners ETF

We have derived all information contained herein regarding the VanEck Vectors® Gold Miners ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck Vectors® Gold Miners ETF and acts as investment advisor to the VanEck Vectors® Gold Miners ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck Vectors® Gold Miners ETF.

The VanEck Vectors® Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index®, which is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold and silver.

VanEck Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors® Gold Miners ETF. Information filed by VanEck Vectors ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck Vectors® Gold Miners ETF are listed on the NYSE Arca under ticker symbol “GDX.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF, and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return of the S&P Oil & Gas Exploration & Production Select Industry™ Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 2, 2015 through January 27, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For more information on the S&P 500® Index, the VanEck Vectors ® Gold Miners ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF, see “The Underlyings” herein.

The closing level of the S&P 500® Index on January 27, 2020 was 3243.63.

The closing level of the VanEck Vectors® Gold Miners ETF on January 27, 2020 was $29.08.

The closing level of the SPDR® S&P® Oil & Gas Exploration & Production ETF on January 27, 2020 was $19.70.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the relevant product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S.

equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA.  You should review the section entitled “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $41.25 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse